Exhibit 10.1

FIRST AMENDMENT TO

NONQUALIFIED STOCK OPTION AGREEMENT

This First Amendment to Nonqualified Stock Option Agreement (this “Amendment”) is hereby made and entered into as of June 2, 2017 (the “Effective Date”), by and between InspireMD, Inc., a Delaware corporation (the “Company”), and Sol J. Barer, Ph. D. (the “Participant”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in that certain Nonqualified Stock Option Agreement, dated November 16, 2011, by and between the Company and the Participant (the “Option Agreement”).

WHEREAS, pursuant to the Option Agreement, the Company granted the Participant an option to purchase a total of 2,900,000 full shares of Common Stock of the Company (the “Option”), with an exercise price of $1.95 per share, and which is fully vested as of the date hereof;

WHEREAS, following multiple reverse stock splits, and in accordance with Section 9 of the Option Agreement, the number of shares of Common Stock that can be acquired under the Option has been reduced to 2,900 shares;

WHEREAS, the Participant intends to resign from his position as Chairman of the Board of Directors of the Company and, pursuant to Section 3.c. of the Option Agreement, upon such resignation the Option will only remain exercisable for 12 months following the date his service to the Company terminates;

WHEREAS, in recognition of the Participant’s service to the Company, the Company desires to amend the Option Agreement to permit the Participant to exercise the Option at any time prior to the expiration of the Option Period; and

WHEREAS, Section 21 of the Option Agreement provides that the Option Agreement can only be amended by a writing signed by the parties thereto, and the Company and the Participant now desire to amend the Option Agreement as described above.

NOW, THEREFORE, pursuant to Section 21 of the Option Agreement, in consideration of the mutual promises, conditions, and covenants contained herein and in the Option Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Effective as of the Effective Date, Section 3 of the Option Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 3:

3. Term; Forfeiture.

a. The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant.

b. Except as otherwise provided in this Agreement, the unexercised portion of this Stock Option that relates to Optioned Shares that are vested will terminate at the first to occur of the following:

i. 5 p.m. on the date the Option Period terminates; and

ii. 5 p.m. on the date the Company causes any portion of the Stock Option to be forfeited pursuant to Section 6 hereof.

2. Except as expressly amended by this Amendment, the Option Agreement shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the Effective Date.

Inspiremd, inc.:

By:	/s/ Craig Shore
Name:	Craig Shore
Title:	Chief Financial Officer

Participant:

/s/ Sol. J. Barer
Name:	Sol. J. Barer, Ph.D.

Address:	*

Signature Page to

First Amendment to Nonqualified Stock Option Agreement